UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        December 1998

   5.   If Amendment, Date of Original (Month/Year):


   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person



                                          Table I -- Non-Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned


                                                                                              6. Owner-
                                                                               5. Amount of   ship Form:      7. Nature
                   2. Trans-                                                    Securities    Direct (D)         of
                     action                                                    Beneficially       or          Indirect
        1. Title      Date    3. Transaction      4. Securities Acquired       Owned at End    Indirect      Beneficial
      of Security   (Month/        Code           (A) or Disposed of (D)         of Month        (I)          Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)          (Instr. 3, 4 & 5)         (Instr. 3 & 4)  (Instr.4)      (Instr. 4)
       ----------  ---------  --------------      ----------------------      --------------  ---------      ----------
                               Code     V       Amount    (A)or(D)    Price
                               ----     -       ------    --------    -----
      Class A       12/1/98     S              1,517 (1)     D        30.25                       I      By Richard Anthony
      Common                                                                                             Lumpkin 1990
      Stock                                                                                              Personal Income
                                                                                                         Trust for the
                                                                                                         Benefit of
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin dated
                                                                                                         April 20, 1990

                    12/1/98     S              2,883 (1)     D        30.38      724,601          I      By Richard Anthony
                                                                                                         Lumpkin 1990
                                                                                                         Personal Income
                                                                                                         Trust for the
                                                                                                         Benefit of
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin dated
                                                                                                         April 20, 1990
                    12/1/98     S              1,517 (1)     D        30.25                       I      By Mary Lee Sparks
                                                                                                         1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         John Woodruff
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                    12/1/98     S              2,883 (1)     D        30.38      150,224          I      By Mary Lee Sparks
                                                                                                         1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         John Woodruff
                                                                                                         Sparks dated April
                                                                                                         20, 1990





                                          Table I -- Non-Derivative Securities Acquired
                                           Disposed of, or Beneficially Owned (Cont'd)


                                                                                              6. Owner-
                                                                               5. Amount of   ship Form:      7. Nature
                   2. Trans-                                                    Securities    Direct (D)         of
                     action                                                    Beneficially       or          Indirect
        1. Title      Date    3. Transaction      4. Securities Acquired       Owned at End    Indirect      Beneficial
      of Security   (Month/        Code           (A) or Disposed of (D)         of Month        (I)          Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)          (Instr. 3, 4 & 5)         (Instr. 3 & 4)  (Instr.4)      (Instr. 4)
       ----------  ---------  --------------      ----------------------      --------------  ---------      ----------
                               Code     V       Amount    (A)or(D)    Price
                               ----     -       ------    --------    -----

                    12/1/98     S                298 (1)     D        30.25                       I      By Margaret L.
                                                                                                         Keon 1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Susan Tamara Keon
                                                                                                         DeWyngaert dated
                                                                                                         April 20, 1990

                    12/1/98     S                567 (1)     D        30.38       75,037          I      By Margaret L.
                                                                                                         Keon 1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Susan Tamara Keon
                                                                                                         DeWyngaert dated
                                                                                                         April 20, 1990
                                                                                  84,769 (2)      I      By Benjamin I.
                                                                                                         Lumpkin 1998 NIM-
                                                                                                         CRUT dated October
                                                                                                         27, 1998

                                                                                  84,769 (3)      I      By Elizabeth L.
                                                                                                         Celio 1998 NIM-
                                                                                                         CRUT dated October
                                                                                                         27, 1998
                                                                                 724,601 (1)      I      By Richard Anthony
                                                                                                         Lumpkin 1990
                                                                                                         Personal Income
                                                                                                         Trust for the
                                                                                                         Benefit of
                                                                                                         Benjamin Iverson
                                                                                                         Lumpkin dated
                                                                                                         April 20, 1990





                                          Table I -- Non-Derivative Securities Acquired
                                           Disposed of, or Beneficially Owned (Cont'd)


                                                                                              6. Owner-
                                                                               5. Amount of   ship Form:      7. Nature
                   2. Trans-                                                    Securities    Direct (D)         of
                     action                                                    Beneficially       or          Indirect
        1. Title      Date    3. Transaction      4. Securities Acquired       Owned at End    Indirect      Beneficial
      of Security   (Month/        Code           (A) or Disposed of (D)         of Month        (I)          Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)          (Instr. 3, 4 & 5)         (Instr. 3 & 4)  (Instr.4)      (Instr. 4)
       ----------  ---------  --------------      ----------------------      --------------  ---------      ----------
                               Code     V       Amount    (A)or(D)    Price
                               ----     -       ------    --------    -----

                                                                                 150,224 (1)      I      By Mary Lee Sparks
                                                                                                         1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Anne Romayne
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                                                                                 150,224 (1)      I      By Mary Lee Sparks
                                                                                                         1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Barbara Lee Sparks
                                                                                                         dated April 20,
                                                                                                         1990
                                                                                 150,224 (1)      I      By Mary Lee Sparks
                                                                                                         1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Christina Louise
                                                                                                         Sparks dated April
                                                                                                         20, 1990

                                                                                  75,037 (1)      I      By Margaret L.
                                                                                                         Keon 1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Joseph John Keon
                                                                                                         III dated April
                                                                                                         20, 1990
                                                                                  75,037 (1)      I      By Margaret L.
                                                                                                         Keon 1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Katherine Stoddert
                                                                                                         Keon dated
                                                                                                         April 20, 1990





                                          Table I -- Non-Derivative Securities Acquired
                                           Disposed of, or Beneficially Owned (Cont'd)


                                                                                              6. Owner-
                                                                               5. Amount of   ship Form:      7. Nature
                   2. Trans-                                                    Securities    Direct (D)         of
                     action                                                    Beneficially       or          Indirect
        1. Title      Date    3. Transaction      4. Securities Acquired       Owned at End    Indirect      Beneficial
      of Security   (Month/        Code           (A) or Disposed of (D)         of Month        (I)          Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)          (Instr. 3, 4 & 5)         (Instr. 3 & 4)  (Instr.4)      (Instr. 4)
       ----------  ---------  --------------      ----------------------      --------------  ---------      ----------
                               Code     V       Amount    (A)or(D)    Price
                               ----     -       ------    --------    -----

                                                                                  75,037 (1)      I      By Margaret L.
                                                                                                         Keon 1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Lisa Anne Keon
                                                                                                         dated April 20,
                                                                                                         1990

                                                                                  75,037 (1)      I      By Margaret L.
                                                                                                         Keon 1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Margaret Lynley
                                                                                                         Keon dated
                                                                                                         April 20, 1990
                                                                                  75,037 (1)      I      By Margaret L.
                                                                                                         Keon 1990 Personal
                                                                                                         Income Trust for
                                                                                                         the Benefit of
                                                                                                         Pamela Keon Vitale
                                                                                                         dated April 20,
                                                                                                         1990

                                                                                  54,688          I      By Richard Adamson
                                                                                                         Lumpkin
                                                                                                         Grandchildren's
                                                                                                         Trust dated 9/5/80
                                                                                                         f/b/o Benjamin
                                                                                                         Iverson Lumpkin
                                                                                  54,688          I      By Richard Adamson
                                                                                                         Lumpkin
                                                                                                         Grandchildren's
                                                                                                         Trust dated 9/5/80
                                                                                                         f/b/o Elizabeth
                                                                                                         Arabella Lumpkin





                                          Table I -- Non-Derivative Securities Acquired
                                           Disposed of, or Beneficially Owned (Cont'd)


                                                                                              6. Owner-
                                                                               5. Amount of   ship Form:      7. Nature
                   2. Trans-                                                    Securities    Direct (D)         of
                     action                                                    Beneficially       or          Indirect
        1. Title      Date    3. Transaction      4. Securities Acquired       Owned at End    Indirect      Beneficial
      of Security   (Month/        Code           (A) or Disposed of (D)         of Month        (I)          Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)          (Instr. 3, 4 & 5)         (Instr. 3 & 4)  (Instr.4)      (Instr. 4)
       ----------  ---------  --------------      ----------------------      --------------  ---------      ----------
                               Code     V       Amount    (A)or(D)    Price
                               ----     -       ------    --------    -----

                                                                                 308,965          I      By Trust named for
                                                                                                         Benjamin Iverson
                                                                                                         Lumpkin created
                                                                                                         under the Mary
                                                                                                         Green Lumpkin
                                                                                                         Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989

                                                                                 308,965          I      By Trust named for
                                                                                                         Elizabeth Arabella
                                                                                                         Lumpkin created
                                                                                                         under the Mary
                                                                                                         Green Lumpkin
                                                                                                         Gallo Trust
                                                                                                         Agreement dated
                                                                                                         December 29, 1989
                                                                                 311,127 (4)      D

                                                                                  48,328 (5)      I      By Benjamin
                                                                                                         Iverson Lumpkin
                                                                                                         Holdback Trust
                                                                                                         under Richard
                                                                                                         Anthony Lumpkin
                                                                                                         1993 Grantor
                                                                                                         Retained Annuity
                                                                                                         Trust
                                                                                  48,328 (5)      I      By Elizabeth A.
                                                                                                         Lumpkin Holdback
                                                                                                         Trust under
                                                                                                         Richard Anthony
                                                                                                         Lumpkin 1993
                                                                                                         Grantor Retained
                                                                                                         Annuity Trust





                                          Table I -- Non-Derivative Securities Acquired
                                           Disposed of, or Beneficially Owned (Cont'd)


                                                                                              6. Owner-
                                                                               5. Amount of   ship Form:      7. Nature
                   2. Trans-                                                    Securities    Direct (D)         of
                     action                                                    Beneficially       or          Indirect
        1. Title      Date    3. Transaction      4. Securities Acquired       Owned at End    Indirect      Beneficial
      of Security   (Month/        Code           (A) or Disposed of (D)         of Month        (I)          Ownership
       (Instr. 3)  Day/Year)    (Instr. 8)          (Instr. 3, 4 & 5)         (Instr. 3 & 4)  (Instr.4)      (Instr. 4)
       ----------  ---------  --------------      ----------------------      --------------  ---------      ----------
                               Code     V       Amount    (A)or(D)    Price
                               ----     -       ------    --------    -----

                                                                                   1,822          I      By Richard Anthony
                                                                                                         Lumpkin Trust
                                                                                                         under the Trust
                                                                                                         Agreement dated
                                                                                                         February 6, 1970

                                                                                  60,619          I      By Margaret Anne
                                                                                                         Keon Trust under
                                                                                                         the Trust
                                                                                                         Agreement dated
                                                                                                         February 6, 1970
                                                                                 107,030          I      By Mary Lee Sparks
                                                                                                         Trust under the
                                                                                                         Trust Agreement
                                                                                                         dated February 6,
                                                                                                         1970


                                           Table II -- Derivative Securities Acquired,
                                                Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                          9.
                                                   5.                                                 Number of
                                                 Number                                                Deriva-      10.       11.
                                                of Deriv-                                                tive     Owner-    Nature
                    2.                          ative Se-                                              Securi-   ship Form of Indi-
                 Conver-     3.                 curities                         7.                      ties   of Deriva-   rect
                 sion or   Trans-      4.       Acquired         6.          Title and                 Benefi-     tive     Benefi-
          1.     Exercise  action    Trans-      (A) or      Date Exer-      Amount of         8.       cially   Security:   cial
       Title of  Price of   Date     action     Disposed    cisable and      Underlying     Price of   Owned at Direct (D)  Owner-
      Derivative Deriva-   (Month/    Code       of (D)      Expiration      Securities    Derivative   End of   or Indi-    ship
       Security  tive Se-   Day/     (Instr.   (Instr. 3,   Date (Month/     (Instr. 3      Security    Month    rect (I)   (Instr.
      (Instr. 3)  curity    Year)      8)       4 and 5)     Day/Year)         and 4)      (Instr. 5) (Instr. 4)(Instr. 4)    4)
      ---------- --------  -------   -------   ----------   ------------     ----------    ---------- --------------------  -------
                                    Code   V   (A)   (D)  Date  Expir-   Title   Amount or
                                                          Exer- ation            Number of
                                                          cis-  Date              Shares
                                                          able
     Employee     $35.25                                  (1)   9/25/07  Class A  40,000                40,000       D
     Stock                                                               Common
     Option                                                              Stock
     (right to
     buy) (1)
     Employee     $34.50                                  (2)   12/22/07 Class A   5,000                5,000        D
     Stock                                                               Common
     Option                                                              Stock
     (right to
     buy) (2)



   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, each of the joint filers is a member of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) On or about November 23, 1998 the trustees of the 1990 Personal Income Trust named Richard A. Lumpkin as agent with respect to the sale of these shares.

        (2) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin. These shares are not subject to Mr. Lumpkin's agreement with the other members of the 13(d) group referred to in Item 6 above.





        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Elizabeth L. Celio. These shares are not subject to Ms. Celio's agreement with the other members of the 13(d) group referred to in Item 6 above.

        (4) Beneficially owned for purposes of Rule 16a-1(a)(2) by Gail Gawthrop Lumpkin and Richard A. Lumpkin.

        (5) Beneficially owned for purposes of Rule 16a-1(a)(2) by Benjamin I. Lumpkin and Elizabeth L. Celio.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (2) The employee stock option dated 12/22/97 vests in four equal annual installments beginning on December 22, 1998.

   SIGNATURE OF REPORTING PERSON:



   Richard A. Lumpkin


   DATE: December 31, 1998





                          JOINT FILER INFORMATION:

   Name: Gail Gawthrop Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1998


   Signature: Gail Gawthrop Lumpkin



                          JOINT FILER INFORMATION:

   Name: Benjamin I. Lumpkin

   Address: 1316 West Howard St., #1, Chicago, Illinois 60626

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1998



   Signature: Benjamin I. Lumpkin





                          JOINT FILER INFORMATION:

   Name: Elizabeth L. Celio

   Address: 815 Columbian, Oak Park, Illinois 60302

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: December 1998



   Signature: Elizabeth L. Celio*
              By: Steven L. Grissom
                  Attorney in Fact

















   *See Exhibit 1





                                                                EXHIBIT 1
                                                                ---------

                              POWER OF ATTORNEY
                              -----------------




             Power of Attorney made this 7th day of December, 1998:

             I, ELIZABETH L. CELIO of 815 Columbian Avenue, Oak Park, Illinois 60302, hereby appoint Steven L. Grissom, of 21 South Country Club Road, Mattoon, Illinois 61938, as my attorney-in-fact for the purpose of taking the actions set forth below:

             1. To execute and file on my behalf, individually or in any fiduciary or other capacity, reports and other forms with the Securities and Exchange Commission relating to shares of Class A Common Stock of McLeodUSA Incorporated acquired, beneficially owned, held or disposed of by me, whether individually, as trustee of one or more trusts, or otherwise;

             2. To execute assignments and other instruments required for the sale of shares of Class A Common Stock of McLeodUSA
   Incorporated; and

             3. To execute account agreements and all other documents required to open or to close on my behalf accounts with any bank, trust company, savings association, broker or other depository or agent and to deposit in or transfer between any such account held in my name any monies or other property and to examine or receive related records, including canceled checks.

             The powers and authorities granted herein shall not be affected, impaired or exhausted by any nonexercise or by any one or more exercises thereof. My attorney shall exercise or fail to exercise the powers and authorities granted herein in each case as my attorney, in my attorney's own absolute discretion, deems desirable or appropriate under existing circumstances.

             This Power of Attorney is effective immediately and will remain in effect, even though I become incapacitated, until revoked by a written instrument signed by me and delivered to my attorney. It is my intent that the power granted herein shall continue without interruption until my death, unless previously revoked by me.

             This Power of Attorney shall not affect or impair the validity of any other Power of Attorney that I have in force upon the effective date of this instrument.

             Any person, corporation, partnership, or other legal entity dealing with my attorney may rely without inquiry upon my attorney's certification that this instrument is still in effect. No person,





   partnership, corporation, or legal entity relying on this power of attorney in good faith and without actual notice of revocation shall be required to see to the application and disposition of any moneys, stocks, bonds, securities, or other property paid to or delivered to my attorney, or my attorney's substitute, pursuant to the provisions hereof.

             This power of attorney shall be governed by the laws of Illinois.

             Reproductions of this executed original (with reproduced signatures and the certificate of acknowledgment) shall be deemed to be original counterparts of this power of attorney.

                                      /s/ Elizabeth L. Celio
                                      -----------------------------------
                                      Principal

   Specimen signature of my attorney:

   -------------------------------    -----------------------------------
   Steven L. Grissom                  Principal (as witness to attorney's
                                      signature)

   ______________________________________________________________________

   STATE OF ILLINOIS        )
                            ) ss
   COUNTY OF COOK           )


             I, a Notary Public, in and for said County and State, hereby certify that ELIZABETH L. CELIO, personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that she signed that instrument as her free and voluntary act, for the uses and purposes therein set forth.

             Given under my hand and notarial seal this 7th day of December, 1998.

                                      /s/ Janet L. Hodapp
                                      -----------------------------------
                                      Notary Public

   This document was prepared by:     "Official Seal"
                                      Janet L. Hodapp
   Debra L. Stetter                   Notary Public, State of Illinois
   Schiff Hardin & Waite              My Commission expires 04/20/02
   6600 Sears Tower
   Chicago, Illinois 60606